EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD LICENSES NUVAN® TO SYNGENTA INDIA

Newport Beach, CA – December 15, 2004 – American Vanguard Corporation (AMEX:AVD) today announced that AMVAC Chemical Corporation (AMVAC), a wholly-owned subsidiary of the Company, licensed the trade name Nuvan® to Syngenta India Limited, a business unit of Syngenta Crop Protection AG (NYSE:SYT).

The agreement provides a two-year license to Syngenta India to sell products under the Nuvan trade name in the animal and public health market, as well as the crop protection market in India. AMVAC will continue to sell products under the Nuvan name in the animal and public health market in over 30 other countries.

Syngenta India has an established customer base, and will compensate AMVAC with royalty fees based on sales. While this agreement is not expected to have a material impact on American Vanguard’s earnings, it is an important part of the Company’s plans to expand business overseas and extend its alliances.

In December 2003, AMVAC acquired certain assets marketed under the trade name Nuvan from Novartis Animal Health, Inc., a business unit of Novartis AG.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2004, American Vanguard has been recognized as one of BusinessWeek’s Hot Growth Companies (#93), Fortune Small Business’ America’s 100 Fastest Growing Small Companies (#26) and Forbes’ 200 Best Small Companies (#34). American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James A. Barry, Senior Vice President & CFO		Lauren Barbera
(949) 260-1200		lbarbera@equityny.com
(212) 836-9610
Loren G. Mortman
(212) 836-9604